Exhibit 99.1

FOR:

Featherlite, Inc.

P.O. Box 320

Cresco, Iowa 52136

Contact: John K. Hall,

Director of Corporate Communications,

563-547-6000

FOR IMMEDIATE RELEASE

FEATHERLITE ANNOUNCES 4th QUARTER RESULTS AND 2003 EARNINGS

Company posts $705,000 in earnings or $0.10 per diluted share for 2003

CRESCO, Iowa, February 26, 2004 – Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported a net income of $16,000, or 0 cents per diluted share, on sales of $45.2 million for the fourth quarter ended December 31, 2003. This compares with a net loss of $182,000 or 2 cents per diluted share on sales of $44.3 million in the fourth quarter last year. Overall sales increased by $833,000 or 1.9% over the same period last year.

“Despite stronger performance in the 3rd quarter and a surge in December trailer sales, we did not meet our expectations in the 4th quarter of 2003,” Conrad Clement, Featherlite President and CEO, said. “However, as we entered 2004, orders remained very active. At December 31, 2003, our total backlog was 85% greater than at December 31, 2002, with trailers ahead 74% and motorcoaches 106%. Since then, our backlog continues to increase well above 1st quarter levels in 2003 and was 114% ahead at January 31, 2004.

For the year ended December 31, 2003, the Company reported net earnings of $705,000, or 10 cents per diluted share, on sales of $180 million. This compares with earnings of $2.7 million, or 38 cents per diluted share, on sales of $193.2 million for 2002.

The significant decrease in 2003 earnings primarily reflects reduced gross profit as the result of lower sales in 2003 and reduced gross margin percentages.

The Company will require waivers of defaults from lenders on certain financial covenants and is confident that these waivers will be granted.

“We feel Featherlite gained market share in 2003 in nearly all segments it serves, including luxury motorcoaches, horse and livestock trailers, and other specialty trailers,” Clement said.

Clement believes sales and earnings will strengthen as consumer confidence and the overall economy continues to improve.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.

Featherlite® is the “Official Trailer” of NASCAR, Champ Car, ARCA, Indy Race League (IRL), SPORTSCAR and World of Outlaws. Featherlite also is sponsor of many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare’® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR, IRL and SPORTSCAR. For more information about the Company, please visit Featherlite’s website at www.fthr.com.

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Sales	$45,169	$44,336	$179,974	$193,166
Cost of Sales	40,312	39,817	157,113	167,288

Gross profit	4,857	4,519	22,861	25,878
Selling and administrative expenses	5,011	5,144	20,393	20,847

Income (loss) from operations	(154)	(625)	2,468	5,031
Other income (expense)
Interest	(609)	(751)	(2,466)	(3,032)
Other, net	86	223	492	438

Total other expense	(523)	(528)	(1,974)	(2,594)

Income (loss) before taxes	(677)	(1,153)	494	2,437
Minority interest in subsidiary loss	40	—	105	—
Benefit from income taxes	653	971	106	258

Net income (loss)	$16	$(182)	$705	$2,695

Net income (loss) per share-
Basic	0.00	$(0.03)	$0.11	$0.41

Diluted	0.00	$(0.03)	$0.10	$0.38

Weighted average shares outstanding-
Basic	7,146	6,535	6,689	6,535

Diluted	7,433	7,207	7,300	7,158

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this report, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.